Exhibit 10.19
Private & confidential
Dated: 29 June 2018
ALPHA BANK A.E.
(as Lender)
- and -
LEADER SHIPPING CO.
(as borrower)
THIRD SUPPLEMENTAL AGREEMENT in relation to a Loan Agreement dated 6th March, 2015 for a loan facility of (initially) US$8,750,000

THIS AGREEMENT (hereinafter called "this Agreement") is made this 29th day of June, 2018;
B E T W E E N
(1)
ALPHA BANK A.E., a banking société anonyme incorporated in and pursuant to the laws of the Hellenic Republic with its head office at 40 Stadiou Street, Athens GR 102 52, Greece, acting, except as otherwise herein provided through its office at 93 Akti Miaouli, Piraeus, Greece (hereinafter called the "Lender", which expression shall include its successors and assigns); and

(2)
LEADER SHIPPING CO., a company duly incorporated and validly existing under the laws of the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (hereinafter called the "Borrower", which expression shall include its successors);

IS SUPPLEMENTAL to a loan agreement dated 6th March, 2015 made between (i) the Lender as lender, and (ii) the Borrower, as borrower, as amended and/or supplemented by (a) a first supplemental agreement dated 23rd December, 2015 made between (i) the Lender and (ii) the Borrower (the "First Supplemental Agreement") and (b) a second supplemental agreement dated 28th July, 2016 made between (i) the Lender and (ii) the Borrower (the "Second Supplemental Agreement") (the said loan agreement as amended and/or supplemented by the First Supplemental Agreement and the Second Supplemental Agreement is hereinafter called the "Principal Agreement"), on the terms and conditions of which the Lender agreed to advance and has advanced to the Borrower a loan of up to United States Dollars Eight million seven hundred fifty thousand Dollars (US$8,750,000), for the purpose therein specified (the Principal Agreement as hereby amended and/or supplemented and as the same may hereinafter be amended and/or supplemented called the "Loan Agreement").
W H E R E A S :
(A)
the Borrower hereby acknowledges and confirms that (a) the Lender has advanced to the Borrower the full amount of the Loan in the principal amount of United States Dollars Eight million seven hundred fifty thousand Dollars (US$8,750,000) and (b) as of the Effective Date the principal amount of United States Dollars Six million two hundred two thousand nine hundred fifty three and six cents (US$6,202,953.06) in respect of the Loan remains outstanding;

(B)
pursuant to a guarantee dated 17th March 2015 as amended and/or supplemented by (a) a deed of amendment of guarantee dated 23rd December, 2015 (the "Guarantee Deed of Amendment No. 1") and (b) a second deed of amendment of guarantee dated 28th July, 2016 (the "Guarantee Deed of Amendment No. 2") (the said guarantee as amended and/or supplemented by the Guarantee Deed of Amendment No. 1 and the Guarantee Deed of Amendment No. 2 is hereinafter called the "Corporate Guarantee") Seanergy Maritime Holdings Corp., of the Marshall

Islands (the "Corporate Guarantor") irrevocably and unconditionally guaranteed the due and timely repayment of the Loan and interest and default interest accrued thereon and the performance of all the obligations of the Borrower under the Loan Agreement and the Security Documents executed in accordance thereto;
(C)
the Borrower has requested the Lender to grant its consent to (inter alia) the amendment of the Liquidity covenant, the Leverage covenant and the EBITDA covenant, provided in Clause 8.6 (Additional Financial Covenants - Compliance Certificate) of the Principal Agreement and the Lender has agreed thereto conditionally upon terms that the Principal Agreement shall be amended in the manner hereinafter set out in Clause 6 of this Agreement.

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:
1.	Definitions
1.1	Words and expressions defined in the Principal Agreement and not otherwise defined herein (including the Recitals hereto) shall have the same meanings when used in this Agreement.
1.2	In addition, in this Agreement the words and expressions specified below shall have the meanings attributed to them below:
"Effective Date" means the date hereof or such earlier or later date as the Lender may agree in writing, upon which all the conditions contained in Clause 5 shall have been satisfied and this Agreement shall become effective; and
"Guarantee Deed of Amendment No. 3" means the third deed of amendment of the Corporate Guarantee to be executed by the Corporate Guarantor in favour of the Lender in form and substance satisfactory to the Lender.
1.3
 (a) Where the context so admits words importing the singular number only shall include the plural and vice versa and words importing persons shall include firms and corporations, (b) clause headings are inserted for convenience of reference only and shall be ignored in construing this Agreement, (c) references to Clauses are to clauses of this Agreement save as may be otherwise expressly provided in this Agreement and (d) all capitalised terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

2.	Borrower's Acknowledgment of Indebtedness
The Borrower hereby declares and acknowledges that as at the date hereof the outstanding principal amount of the Loan is United States Dollars Six million two hundred two thousand nine hundred fifty three and six cents (US$6,202,953.06) which shall be repaid in accordance with Clause 4.1 (Repayment) of the Loan Agreement.
3.	Representations and warranties
3.1
The Borrower hereby represents and warrants to the Lender as at the date hereof that the representations and warranties set forth in the Principal Agreement and the Security Documents (updated mutatis mutandis to the date of this Agreement) are (and will be on the Effective Date) true and correct as if all references therein to "this Agreement" were references to the Principal Agreement as amended and supplemented by this Agreement.

3.2	In addition to the above, the Borrower hereby represents and warrants to the Lender as at the date of this Agreement that:
a.
the Borrower is duly formed, is validly existing and in good standing under the laws of the place of its incorporation and has full power to carry on its business as it is now being conducted and to enter into and perform its obligations under the Principal Agreement and this Agreement and has complied with all statutory and other requirements relative to its business and does not have an established place of business in any part of the United Kingdom or the USA;

b.
all necessary licences, consents and authorities, governmental or otherwise under this Agreement and the Principal Agreement have been obtained and, as of the date of this Agreement, no further consents or authorities are necessary for any of the Security Parties to enter into this Agreement or otherwise perform its obligations hereunder;

c.	this Agreement constitutes the legal, valid and binding obligations of the Security Parties thereto enforceable in accordance with its terms;
d.
the execution and delivery of, and the performance of the provisions of this Agreement do not, and will not contravene any applicable law or regulation existing at the date hereof or any contractual restriction binding on any of the Security Parties or its respective constitutional documents;

e.
no action, suit or proceeding is pending or threatened against the Borrower or its assets before any court, board of arbitration or administrative agency which could or might result in any material adverse change in the business or condition (financial or otherwise) of any of the Borrower or the other Security Parties;

f.	the Borrower is not and at the Effective Date will not be in default under any agreement by which it is or will be at the Effective Date bound or in respect of any financial commitment, or obligation;
g.	the Corporate Guarantor maintains Liquidity in an amount equal to $500,000 per Fleet Vessel and an amount equal to $500,000 for the Vessel is maintained in the Earnings Account;
h.	No US Tax Obligor: Neither the Borrower nor the Corporate Guarantor is a US Tax Obligor; and
i.	Sanctions:
(i)
neither the Borrower nor the Corporate Guarantor is a Prohibited Person nor is owned or controlled by, or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person and none of the Borrower or the Corporate Guarantor owns nor controls a Prohibited Person; and

(ii)
no proceeds of the Loan have been made available, directly or indirectly, to or for the benefit of a Prohibited Person or otherwise shall be, directly or indirectly, applied in a manner or for a purpose prohibited by Applicable Sanctions; and

3.3	The representations and warranties of the Borrower in this Agreement shall survive the execution of this Agreement and shall be deemed to be repeated at the commencement of each Interest Period.
4.	Agreement of the Lender
The Lender, relying upon each of the representations and warranties set out in Clause 3 hereby agrees with the Borrower, subject to and upon the terms and conditions of this Agreement and in particular, but without limitation, subject to the fulfilment of the conditions precedent set out in Clause 5 that the Principal Agreement be amended in the manner more particularly set out in Clause 6.
5.	Conditions
5.1
The agreement of the Lender contained in Clause 4 shall be expressly subject to the condition that the Lender shall have received on or before the Effective Date in form and substance satisfactory to the Lender and its legal advisers:

a.
a certified true copy of the certificate of good standing or other equivalent document issued by the competent authorities of the place of its incorporation in respect of each of the Borrower and the Corporate Guarantor;

b.
certified and duly legalised copies of resolutions duly passed by the Board of Directors of the Borrower and the Corporate Guarantor and certified and duly legalised copies of the resolutions passed at a meeting of the shareholders of the Borrower and the Corporate Guarantor (and of any corporate shareholder thereof), if applicable, evidencing approval of this Agreement or the Guarantee Deed of Amendment No. 3 (as the case may be) and authorising appropriate officers or attorneys–in-fact to execute the same and to sign all notices required to be given under this Agreement on its behalf or other evidence of such approvals and authorisations as shall be acceptable to the Lender;

c.
all documents evidencing any other necessary action or approvals or consents with respect to this Agreement or the Guarantee Deed of Amendment No. 3, including, but not limited to, certified and duly legalised Certificates of Incumbency issued by any of the Directors of the Borrower and the Corporate Guarantor evidencing approval of this Agreement or the Guarantee Deed of Amendment No. 3 (and authorising appropriate officers or attorneys-in-fact to execute the same and to sign all notices required to be given under this Agreement on its behalf or other evidence of such approvals and authorisations as shall be acceptable to the Lender;

d.	the original of any power(s) of attorney issued in favour of any person executing this Agreement or the Guarantee Deed of Amendment No. 3 on behalf of the Borrower and the Corporate Guarantor;
e.	all documents evidencing any other necessary action or approvals or consents with respect to this Agreement;
f.	evidence satisfactory to the Lender that an amount equal to $500,000 for the Vessel is maintained in the Earnings Account; and
g.	such favourable legal opinions from lawyers acceptable to the Lender and its legal advisors as the Lender shall require.
5.2	Variations to the Principal Agreement
a.
In consideration of the agreement of the Lender contained in Clause 4, the Borrower hereby agrees with the Lender that (subject to the satisfaction of the conditions precedent contained in Clause 5), the provisions of the Principal Agreement shall be varied and/or amended and/or supplemented as follows:

b.	with effect as from the Effective Date, the following new definitions shall be added to Clause 1.2 (Definitions) of the Principal Agreement reading as follows:

"Notes" means all notes issued or to be issued by the Corporate Guarantor to certain shareholders notified in writing to the Lender and accepted by it and held or to be held by such shareholders;
"Third Supplemental Agreement" means the Third Supplemental Agreement dated … June, 2018 supplemental to this Agreement to be executed and made between (inter alios) the Borrower and the Lender whereby this Agreement shall be amended as therein provided.;
c.	with effect as from the Effective Date, paragraph (m) (Shareholdings) of Clause 6.1 (Continuing Representations and Warranties) of the Principal Agreement shall be amended to read as follows:
"(m)	Shareholdings
i.
the control of the Corporate Guarantor and the voting rights attaching to at least 51% of the shares issued and outstanding in the share capital of the Corporate Guarantor (including all shares issuable upon exercise of the conversion option under the Notes) are and at least 51% of the shares issued and outstanding in the share capital of the Corporate Guarantor (including all shares issuable upon exercise of the conversion option under the Notes) and the voting rights attaching to such shares shall, throughout the Security Period, be ultimately beneficially held directly or indirectly by the person(s) disclosed to the Lender at the negotiation of this Agreement; and

ii.
no change has been made directly or indirectly in the ownership, beneficial ownership, control or management of the Borrower or any share therein (including all shares issuable upon exercise of the conversion option under the Notes) or of the Vessel (especially concerning class or flag);

iii.
no change has been made directly or indirectly in the ultimate beneficial ownership of any of the shares in the Corporate Guarantor or in the ultimate control of the voting rights attaching to any of those shares (including all shares issuable upon exercise of the conversion option under the Notes) from that existing on the date of this Agreement which results in the person(s) disclosed by the Borrower to the Lender in the negotiation of this Agreement not having at least 51% of the shares issued and outstanding in the share capital in the Corporate Guarantor (including all shares issuable upon exercise of the conversion option under the Notes) and the voting rights attaching to such shares;"

d.	with effect as from the Effective Date, Clause 8.6 (Additional Financial Covenants - Compliance Certificate) of the Principal Agreement shall be amended to read as follows:

"8.6
"Additional Financial Covenants - Compliance Certificate. The Borrower will ensure that, based on the relevant Accounting Information for that Financial Year or the relevant period, the Corporate Guarantor shall comply with the financial covenants set out below:

(a)
Liquidity: the Corporate Guarantor shall procure and ensure that it is maintained throughout the Security Period, Corporate Liquidity (including any contractually committed but undrawn parts of the Notes) in an amount equal to $500,000 per Fleet Vessel.

(b)
Leverage: the Corporate Leverage Ratio of the Corporate Guarantor will not be, (i) at the end of 31st December, 2018, higher than 0.85:1.0, the compliance with such obligation to be tested on each Financial Semester Day starting from the 1st July, 2018; (ii) on 31st March, 2019, higher than 0.80:1.0, and (iii) from 1st June, 2019 and at the end of any Accounting Period, higher than 0.75:1.0, the compliance with such obligation to be tested on each Financial Semester Day starting from the 30th June, 2019;

(c)
EBITDA: the consolidated interest cover ratio for the Accounting Period (EBITDA to Net Interest Expense) shall not be (i) until and including the 31st March 2019, lower than 1.2:1, the compliance with such obligation to be tested on each Financial Semester Day starting from the 1st July, 2018 and (ii) as from 1st April, 2019 until the expiration of the Security Period, lower than 2:1, the compliance with such obligation to be tested on each Financial Semester Day starting from the 1st April, 2019;

(d)
Compliance Certificate: ensure that at the end of each semester to be delivered to the Lender a Compliance Certificate in the form provided in Schedule 3 of this Agreement, duly completed and supported by reasonably detailed calculations of the underlying covenants to be delivered to the Lender; such Compliance Certificate to be provided as follows: (i) with respect to each Financial Year as soon as practicable but not later than 120 days after the end of the financial period to which it relates and (ii) with respect to each semester ending the 30th of June of each Financial Year as soon as practicable but not later than 90 days after the end of such semester, and provided that the first Compliance Certificate to be delivered by the Borrower to the Lender will be with respect to the six month period ending 30th June 2018.

(e)
The expressions used in this Clause 8.6 shall be construed in accordance with the law and the Applicable Accounting Principles as used in the Accounting Information produced in accordance with sub-Clause 8.1(e) and for the purposes of this Agreement:

"Corporate Leverage Ratio" means, in respect of an Accounting Period, Total Debt less Corporate Liquidity divided by Total Assets (based on combined results that will be prepared by the Corporate Guarantor upon the Lender's request) provided however that the Fleet Vessels included in Total Assets should be adjusted to their market values which shall be acceptable to the Lender.

"Corporate Liquidity" means the aggregate of (a) any amount standing to the credit of the Earnings Account and (b) all cash deposits legally and beneficially owned by the Corporate Guarantor and any member of the Group which are free from any security other than,
(i)	in respect of any deposit held with the Lender, security created to secure the obligations of the Borrower under the Loan Agreement;
(ii)	in respect of deposits held with other lenders of the Group, security created to secure the obligations of the respective borrower(s) under the respective loan agreement(s); and
(iii)	in respect of deposits held with other lenders of the Group as drydocking reserve cash under the respective loan agreement(s)
FOR THE AVOIDANCE OF DOUBT Corporate Liquidity to include minimum liquidity requirements by other lenders of the Group.
"EBITDA" in respect of an Accounting Period and on a consolidated basis of the Corporate Guarantor means the Earnings before interest, expenses and other financial charges, taxes, depreciation and amortization and non-recurring losses and gains in the previous period of twelve (12) trailing months;
"Fleet Market Value" means, as of the date of calculation, the aggregate market value of all the Fleet Vessels as determined in accordance with Clause 8.5(b);
"Fleet Vessels" means the vessels (including, but not limited to, the Vessel) from time to time owned by a member of the Group;
"Net Interest Expense" in respect of an Accounting Period and a consolidated basis of the Corporate Guarantor means payments of interest made or due less any interest income earned or accrued pursuant to this Agreement in the previous period of twelve (12) trailing months;
"Total Assets" means, in respect of an Accounting Period, the aggregate on a consolidated basis of the Group assets adjusted to reflect the Fleet Market Value, as reported in the financial statements to be provided to the Lender according to Clause 8.1(e) of this Agreement; and
"Total Debt" means, in respect of an Accounting Period, the aggregate on a consolidated basis of the Group of all short term interest bearing bank debt included in the financial statements of the Group under current liabilities plus the long term interest bearing bank debt excluding any Note.
(f)
Determination of defined terms: All the terms defined in this Clause 8.6 and used in this Clause 8.6, and other accounting terms used in this Clause 8.6, are to be determined on a consolidated basis and (except as items are expressly included or excluded in the relevant definition or provision) are used and shall be construed in accordance with the Applicable Accounting Principles and as determined from any relevant Accounting Information.
(g)
Compliance: The compliance of the Corporate Guarantor with the undertakings set out in Clause 8.6 shall be determined by the Lender in accordance with the Applicable Accounting Principles (and such determination shall, in the absence of manifest error, be conclusive on the Corporate Guarantor) on the basis of calculations made by the Lender by reference to the relevant Accounting Information delivered to the Lender pursuant to Clause 8.1(e).

(h)
Calculations: For the purposes of this Clause 8.6: (a) no item shall be deducted or credited more than once in any calculation; and (b) any amount expressed in a currency other than Dollars shall be converted into Dollars in accordance with the Applicable Accounting Principles.

e.	with effect as from the Effective Date, the following is added at the end of Clause 13.2 (Earnings Account) of the Principal Agreement reading as follows:
"The Borrower may enter with SQUIRE OCEAN NAVIGATION CO., a company duly incorporated and validly existing under the laws of the Republic of Liberia having its registered office at 80 Broad Street, Monrovia, Republic of Liberia, into any agreement or arrangement for the sharing of any Earnings for the purposes of this Agreement. Other than with SQUIRE OCEAN NAVIGATION CO., the Borrower may not and shall not enter into any agreement or arrangement with any other party for the sharing of any Earnings."
f.	with effect as from the Effective Date, paragraph (c)(i) of Clause 16.1 (Notices) shall be amended so as to read as follows:
"(i)	if to be sent to any Security Party, to:
c/o SEANERGY MARITIME HOLDINGS CORP.,
154 Vouliagmenis Avenue,
16674 Glyfada, Greece
Facsimile No: +30 210 9638404
Attention:  Chief Executive Officer";
g.
With effect as from the Effective Date the definition "Security Documents" shall be deemed to include the Security Documents as amended and/or supplemented in pursuance to the terms hereof and any document or documents (including if the context requires the Loan Agreement) that may now or hereafter be executed as security for the repayment of the Loan, interest thereon and any other moneys payable by the Borrower under the Principal Agreement and the Security Documents (as herein defined) as well as for the performance by the Borrower and the other Security Parties as defined in the Loan Agreement of all obligations, covenants and agreements pursuant to the Principal Agreement, this Agreement and/or the Security Documents.
5.3
All references in the Principal Agreement to "this Agreement", "hereunder" and the like and all references in the Security Documents to the "Loan Agreement" shall be construed as references to the Principal Agreement as amended and/or supplemented by this Agreement.

6.	Continuance of Principal Agreement and the Security Documents
6.1
Save for the alterations to the Principal Agreement, and the Security Documents made or to be made pursuant to this Agreement, and such further modifications (if any) thereto as may be necessary to make the same consistent with the terms of this Agreement, the Principal Agreement shall remain in full force and effect and the security constituted by the Security Documents executed by the Borrower shall continue to remain valid and enforceable and the Borrower hereby reconfirms its obligations under the Principal Agreement as hereby amended and under the Security Documents to which it is a party.

7.	Entire agreement and amendment
7.1
The Principal Agreement, the other Security Documents, and this Agreement represent the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior expressions of intent or understanding with respect to this transaction and may be amended only by an instrument in writing executed by the parties to be bound or burdened thereby.

7.2
This Agreement is supplementary to and incorporated in the Principal Agreement, all terms and conditions whereof, including, but not limited to, provisions on payments, calculation of interest and Events of Default, shall apply to the performance and interpretation of this Agreement.

8.	Fees and expenses
8.1
The agreement of the Lender to the amendment of the Principal Agreement as herein provided shall be expressly subject to the condition that the Borrower shall pay to the Lender a non-refundable up-front fee of an amount of United States Dollars Twenty thousand ($20,000) payable on the date hereof.

8.2
The Borrower agrees to pay to the Lender upon demand on a full indemnity basis and from time to time all costs, charges and expenses (including legal fees) incurred by the Lender in connection with the negotiation, preparation, execution and enforcement or attempted enforcement of this Agreement and any document executed pursuant thereto and/or in preserving or protecting or attempting to preserve or protect the security created hereunder and/or under the Security Documents.

8.3
The Borrower covenants and agrees to pay and discharge all stamp duties, registration and recording fees and charges and any other charges whatsoever and wheresoever payable or due in respect of this Agreement and/or any document executed pursuant hereto.

9.	Miscellaneous
9.1
The provisions of Clause 14 (Assignment, Transfer, Participation, Lending Office) and Clause 16.1 (Notices) (as hereby amended) of the Principal Agreement shall apply to this Agreement as if the same were set out herein in full.

10.	Entire agreement and amendment; effect on Principal Agreement
10.1
Except to the extent that the Principal Agreement is expressly amended or supplemented by this Agreement, all terms and conditions of the Principal Agreement remain in full force and effect. This Agreement is supplementary to and incorporated in the Principal Agreement, all terms and conditions whereof, including, but not limited to, provisions on payments, calculation of interest and Events of Default, shall apply to the performance and interpretation of this Agreement.

10.2
The Principal Agreement, the other Security Documents, and this Agreement represent the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior expressions of intent or understanding with respect to this transaction and may be amended only by an instrument in writing executed by the parties to be bound or burdened thereby.

11.	Applicable law and jurisdiction
12.1
This Agreement and any non-contractual obligations arising out or connected with it are governed by and shall be construed in accordance with English law and the provisions of Clause 17 (Law and Jurisdiction) of the Principal Agreement shall apply mutatis mutandis to this Agreement as if the same were set out herein in full.

12.2	No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.
IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed the date first above written.

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EXECUTION PAGE

THE BORROWER
SIGNED by	)
Mr. Stavros Gyftakis	)
for and on behalf of	)
LEADER SHIPPING CO.	)	/s/ Stavros Gyftakis
of Marshall Islands, in the presence of:	)	Attorney-in-fact

Witness:	/s/ Panagiota Sdrolia
Name:	Panagiota Sdrolia
Address:	13 Defteras Merarchias Str.,
Piraeus, Greece
Occupation:	Attorney-at-law

THE LENDER
SIGNED by	)
Mr. Konstantinos Flokos	)	/s/ Konstantinos Flokos
and Mrs. Chrysanthi Papathanasopoulou	)	Attorney-in-fact
for and on behalf of	)
ALPHA BANK A.E.	)
in the presence of:	)	/s/ Chrysanthi Papathanasopoulou
Attorney-in-fact

Witness:	/s/ Panagiota Sdrolia
Name:	Panagiota Sdrolia
Address:	13 Defteras Merarchias Str.,
Piraeus, Greece
Occupation:	Attorney-at-law